SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 17, 2021

Universal Stainless & Alloy Products, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39467	25-1724540
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 Mayer Street, Bridgeville, Pennsylvania	15017
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (412) 257-7600

Check the appropriate box below if the Form 8—K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a—12 under the Exchange Act (17 CFR 240.14a—12)

☐	Pre—commencement communications pursuant to Rule 14d—2(b) under the Exchange Act (17 CFR 240.14d—2(b))

☐	Pre—commencement communications pursuant to Rule 13e—4(c) under the Exchange Act (17 CFR 240.13e—4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, par value $0.001 per share	USAP	The Nasdaq Stock Market, LLC
Preferred Stock Purchase Rights	NONE	The Nasdaq Stock Market, LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On March 17, 2021, Universal Stainless & Alloy Products, Inc. (the “Company”) entered into a Second Amended and Restated Revolving Credit, Term Loan and Security Agreement (the “New Credit Agreement”), by and among the Company, the other Borrowers (as defined in the New Credit Agreement) party thereto, the Guarantors (as defined in the New Credit Agreement) party thereto from time to time, PNC Bank, National Association, as administrative agent and co-collateral agent (the “Agent”), Bank of America, N.A., as co-collateral agent (“Bank of America”), the Lenders (as defined in the New Credit Agreement) party thereto from time to time and PNC Capital Markets LLC, as sole lead arranger and sole bookrunner (“PNC Capital Markets”). The New Credit Agreement provides for a senior secured revolving credit facility in an aggregate principal amount not to exceed $105.0 million (the “Revolving Credit Facility”) and a senior secured term loan facility relating to a term loan (the “Term Loan”) in the amount of $15.0 million (together with the Revolving Credit Facility, the “Facilities”). The New Credit Agreement also provides for a letter of credit sub-facility not to exceed $10.0 million and a swing loan sub-facility not to exceed $10.5 million, subject to adjustment in accordance with the terms of the New Credit Agreement.

The Facilities, which expire on March 17, 2026 (the “Expiration Date”), are collateralized by a first lien in substantially all of the assets of the Company and its subsidiaries, except that no real property is collateral under the Facilities other than the Company’s real property in North Jackson, Ohio. The Company, Dunkirk Specialty Steel, LLC, a wholly owned subsidiary of the Company (“Dunkirk”), and North Jackson Specialty Steel, LLC, a wholly owned subsidiary of the Company (together with the Company and Dunkirk, the “Co-Borrowers”), are co-borrowers under the Facilities. The Co-Borrowers’ respective obligations under the Facilities will be guaranteed by any future direct and indirect domestic subsidiaries of any Co-Borrower (together with the Co-Borrowers, the “Loan Parties”).

Availability under the Revolving Credit Facility is based on eligible accounts receivable and inventory, less (i) reserves established in accordance with the terms of the New Credit Agreement and (ii) any outstanding swing loans and letters of credit issued under the Facilities. The Company is required to pay a commitment fee based on the daily unused portion of the Revolving Credit Facility. To the extent not previously paid, any amounts owed under the Revolving Credit Facility will become due and payable in full on the Expiration Date.

With respect to the Term Loan, the Co-Borrowers collectively will pay quarterly installments of principal of approximately $535,714.29, plus accrued and unpaid interest, on the first day of each fiscal quarter beginning on July 1, 2021. To the extent not previously paid, the Term Loan will become due and payable in full on the Expiration Date.

Amounts outstanding under the Facilities, at the Company’s option, will bear interest at either (i) a base rate determined by reference to the base commercial lending rate of the Agent as publicly announced to be in effect from time to time and (ii) a LIBOR rate determined in accordance with the terms of the New Credit Agreement. In each case, an applicable margin based on the Company’s average undrawn availability, as calculated in accordance with the terms of the New Credit Agreement, will be added to the interest rate elected by the Company.

The New Credit Agreement contains customary affirmative and negative covenants, including limitations with respect to indebtedness, liens, investments, dividends, mergers and acquisitions, dispositions of assets, transactions with affiliates and capital expenditures. If (i) an event of default or a default under the New Credit Agreement has occurred or (ii) the undrawn availability under the

Revolving Credit Facility is less than $11.0 million, then the Company must maintain a fixed charge coverage ratio, as calculated in accordance with the terms of the New Credit Agreement, of not less than 1.10 to 1.0, in each case measured on a rolling four-quarter basis as of the end of the fiscal quarter most recently ended and as of the end of each fiscal quarter thereafter, until both (a) no event of default or default under the New Credit Agreement then exists or is continuing and (b) undrawn availability under the Revolving Credit Facility is greater than or equal to $11.0 million for a period of 30 consecutive days.

The New Credit Agreement provides for customary events of default, including (i) a failure by a Loan Party to pay principal, interest or fees under the Facilities when due, (ii) a failure by a Loan Party to comply with applicable covenants under the Facilities, (iii) the fact that any representation or warranty made by a Loan Party is false or misleading in any material respect, (iv) the occurrence of an event of default under other indebtedness of a Loan Party with a then-outstanding principal balance of $1.0 million or more, (v) the commencement of certain insolvency or receivership events and (vi) the occurrence of a change in control of the Company. Upon the occurrence of an event of default, the lenders under the Facilities would be under no further obligations to make loans under the Revolving Credit Facility, and all outstanding obligations of the Loan Parties under the Facilities may be declared immediately due and payable.

The New Credit Agreement amends and restates the Company’s prior First Amended and Restated Revolving Credit, Term Loan and Security Agreement, dated as of August 3, 2018 (the “Prior Credit Agreement”), by and among the Company, the other borrowers party thereto, the guarantors party thereto, the lenders party thereto, the Agent, Bank of America and PNC Capital Markets. The Company was in compliance with all applicable financial covenants set forth in the Prior Credit Agreement as of the date of its entrance into the New Credit Agreement.

The foregoing is a description of the material terms and conditions of the New Credit Agreement and is not a complete discussion of the New Credit Agreement. Accordingly, the foregoing is qualified in its entirety by reference to the full text of the New Credit Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

On March 23, 2021, the Company issued a press release announcing its entrance into the New Credit Agreement. The full text of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Contract.

Effective March 19, 2021, the Prior Credit Agreement was amended and restated by the New Credit Agreement described under Item 1.01 above. The Prior Credit Agreement provided for a $110.0 million senior secured revolving credit facility and a $10.0 million senior secured term loan facility, each of which was scheduled to expire on August 3, 2023.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Second Amended and Restated Revolving Credit, Term Loan and Security Agreement, dated as of March 17, 2021, by and among Universal Stainless & Alloy Products, Inc., the other borrowers party thereto, the guarantors party thereto from time to time, PNC Bank, National Association, as administrative agent and co-collateral agent, Bank of America, N.A., as co-collateral agent, the lenders party thereto from time to time and PNC Capital Markets LLC, as sole lead arranger and sole bookrunner.

99.1	Press Release dated March 19, 2021.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNIVERSAL STAINLESS & ALLOY PRODUCTS, INC.

By:	/s/ John J. Arminas
John J. Arminas
Vice President, General Counsel and Secretary

Dated: March 19, 2021